THERMON REPORTS FIRST QUARTER RESULTS
Thermon Announces First Quarter Fiscal 2014 Revenue of $65.6 Million and the Reduction of the Interest Rate on its Primary Long Term Debt from 9.5% to 3.62%
SAN MARCOS, Texas, August 8, 2013 -- Thermon Group Holdings, Inc. (NYSE:THR) ("Thermon" or the "Company") today announced consolidated financial results for its fiscal first quarter ended June 30, 2013 (“Q1 2014”).
Highlights for the quarter include:

•	Revenue of $65.6 million, a decrease of 3% versus Q1 2013

•	Gross margin percentage of 47% versus 49% for Q1 2013

•	GAAP fully diluted EPS of $(0.22) and Adjusted fully diluted EPS of $0.23

•	Cash and cash equivalents at the end of Q1 2014 were $45.4 million, a record level since Thermon's IPO

•	Completed refinancing of senior secured notes and reduced the interest rate on its primary long-term debt from 9.50% to 3.62%

"Thermon demonstrated a solid quarter in Q1 and we are positioned for another growth year. We reaffirm our guidance of mid-single digit revenue growth in fiscal 2014. Our revenues met our expectations, our margins increased over Q4 2013 due to a favorable MRO/UE mix and our adjusted earnings were healthy," said Rodney Bingham, President and Chief Executive Officer.
Q1 2014 revenue of $65.6 million reflected a decrease of 3% compared to revenue of $67.7 million in Q1 2013. The decrease in revenue was primarily due to a reduction in revenue in Europe. Greenfield projects represented approximately 39% of Q1 2014 revenue and MRO/UE (maintenance, repair, operations/upgrade and expansion) represented approximately 61% of Q1 2014 revenue.
Gross profit as a percentage of revenue was 47% in Q1 2014 compared to 49% in Q1 2013. Adjusted EBITDA was $16.0 million, a decrease of $2.3 million or 13% from $18.3 million generated in Q1 2013. Backlog at the end of Q1 2014 was $92.3 million compared to $95.2 million at the end of our fiscal year on March 31, 2013. Free cash flow per share increased from $(0.03) used per fully diluted share in Q1 2013 to $0.17 in Q1 2014.
Q1 2014 net loss of $6.9 million reflected a decrease of $13.5 million versus net income of $6.6 million in Q1 2013. Net income in the current quarter was negatively impacted by approximately $19.5 million in one-time costs, pre-tax, associated with the redemption of the Company's 9.50% senior secured notes. Q1 2014 adjusted net income increased to $7.5 million from $7.3 million in Q1 2013. The redemption of the senior secured notes is expected to result in total cash savings in interest payments of approximately $29.8 million over the next four years.
Q1 2014 Adjusted EPS was $0.23, unchanged from $0.23 for Q1 2013. Adjustments to GAAP net income in Q1 2014 are due to the fees associated with the May 2013 redemption in full of our senior secured notes. Adjustments to GAAP net income in Q1 2013 are due to the effects of optional partial redemptions of our senior secured notes and expenses associated with the filing of our shelf registration statement. See the tables titled "Reconciliation of Net Income (Loss) to Adjusted EBITDA and Return on Equity" and "Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted EPS" for additional details.

Conference Call and Webcast Information

Thermon's senior management team, including Rodney Bingham, President and Chief Executive Officer, and Jay Peterson, Chief Financial Officer, will discuss first quarter of fiscal 2014 results during a conference call today at 10:00 a.m. (Central Standard Time), which will be simultaneously webcast on Thermon's Investor Relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 312-5421 from within the United States/Canada and (253) 237-1121 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's Investor Relations website beginning two hours after the conclusion of the call.

About Thermon

Through its global network, Thermon provides highly engineered thermal solutions, known as heat tracing, for process industries, including energy, chemical processing and power generation. Thermon's products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com.

Non-GAAP Financial Measures

Disclosure in this release to “Adjusted EPS,” “Adjusted EBITDA,” “Adjusted net income”, “Free cash flow per share” and “Return on equity” which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the “SEC”), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). “Adjusted fully diluted net income” and “Adjusted earnings per share (or EPS)” represents net income before certain transaction expenses and expenses related to debt redemptions and refinancing of our revolving line of credit, per fully-diluted common share. “Adjusted EBITDA” represents net income before interest expense (net of interest income), income tax expense, depreciation and amortization expense and other non-cash charges such as stock-based compensation expense, shelf registration and secondary offering, and other transactions not associated with our ongoing operations, such as the loss on retirement of debt. “Return on equity” represents “Adjusted EBITDA” for the three month period ended June 30, 2013 that is multiplied times four to represent a full year's results, divided by the average of total shareholders' equity at June 30, 2013 and March 31, 2013. We believe that the average equity properly accounts for net income that occurred during the three months ended June 30, 2013. “Free cash flow per share” represents cash provided by operations less cash used for the purchase of property plant and equipment. The resultant cash provided or used is then divided by the fully diluted common shares outstanding.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, Adjusted net income, Free cash flow per share or Return on equity. Adjusted EPS, Adjusted EBITDA, Adjusted net income, Free cash flow per share and Return on equity should be considered in addition to, not as substitutes for, income from operations, net income, net income per share, net cash provided by operating activities and other measures of financial performance reported in accordance with GAAP. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted net income, Free cash flow per share and Return on equity may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted net income, Return on equity and Free cash flow per share are calculated from our net income and a reconciliation of our Adjusted EPS, Adjusted EBITDA, Adjusted net income and Return on equity to net income per share and net income and net cash provided by operating activities, as applicable, see the sections of this release titled "Reconciliation of Net Income (Loss) to Adjusted EBITDA and Return on Equity" and “Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted EPS.”

Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. When used, the words "anticipate," "assume," "believe," "budget," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "will," "future" and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) general economic conditions and cyclicality in the markets we serve; (ii) future growth of energy and chemical processing capital investments; (iii) changes in relevant currency exchange rates; (iv) our ability to comply with the complex and dynamic system of laws and regulations applicable to international operations; (v) a material disruption at any of our manufacturing facilities; (vi) our dependence on subcontractors and suppliers; (vii) our ability to obtain standby letters of credit, bank guarantees or performance bonds required to bid on or secure certain customer contracts; (viii) competition from various other sources providing similar heat tracing products and services, or other alternative technologies, to customers; (ix) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (x) our ability to continue to generate sufficient cash flow to satisfy our liquidity needs; (xi) the extent to which federal, state, local and foreign governmental regulation of energy, chemical processing and power generation products and services limits or prohibits the operation of our business; and (xii) other factors discussed in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, as filed with the Securities and Exchange Commission on June 10, 2013. Any one of these factors or a combination of these factors could materially affect our financial condition, results of operations and cash flows and could influence whether any forward-looking statements contained in this release ultimately prove to be accurate.

Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

Thermon Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in Thousands)

	June 30, 2013	March 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$45,365	$43,847
Accounts receivable, net of allowance for doubtful accounts of $1,198 and $1,141 as June 30, 2013 and March 31, 2013, respectively	49,962	56,123
Inventories, net	33,818	34,391
Costs and estimated earnings in excess of billings on uncompleted contracts	4,333	3,515
Income taxes receivable	5,287	5,287
Prepaid expenses and other current assets	6,307	6,203
Deferred income taxes	2,127	2,211
Total current assets	147,199	151,577
Property, plant and equipment, net	31,029	31,211
Goodwill	115,070	116,303
Intangible assets, net	128,001	131,916
Debt issuance costs, net	1,894	4,373
Other noncurrent assets	120	143
Total Assets	$423,313	$435,523

Liabilities
Current liabilities:
Accounts payable	$19,085	$20,370
Accrued liabilities	9,636	18,715
Obligations due to settle the CHS Transactions	3,239	3,239
Current portion of long-term debt	13,500	—
Billing excess of costs and estimated earnings on uncompleted contracts	2,228	1,629
Income taxes payable	1,061	1,706
Total current liabilities	48,749	45,659

Long-term debt, net of current maturities	118,125	118,145
Deferred income taxes	37,378	42,599
Other noncurrent liabilities	3,138	3,073
Total liabilities	$207,390	$209,476

Shareholders' equity:
Common Stock	31	31
Additional paid in capital	203,878	203,027
Accumulated other comprehensive loss	(5,112)	(1,075)
Retained earnings	17,126	24,064
Total shareholders' equity	215,923	226,047

Total liabilities and shareholders' equity	$423,313	$435,523

Thermon Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

(Unaudited, in Thousands except earnings per share amounts)

	Three Months Ended	Three Months Ended

	June 30, 2013	June 30, 2012
Sales	$65,600	$67,690
Cost of sales	34,586	34,351
Gross profit	31,014	33,339
Operating expenses:
Marketing, general and administrative and engineering	15,805	15,957
Stock compensation expense	366	58
Amortization of other intangible assets	2,788	2,794
Income from operations	12,055	14,530
Interest expense, net	(1,768)	(3,160)
Acceleration of unamortized debt cost	(4,010)	(871)
Debt cost amortization	(197)	(309)
Loss on retirement of senior notes	(15,485)	—
Interest expense, net	(21,460)	(4,340)
Other income	30	44
Income (loss) before provision for taxes	(9,375)	10,234
Income tax expense (benefit)	(2,437)	3,634
Net income (loss)	$(6,938)	$6,600

Net income (loss) per common share:
Basic income (loss) per share	$(0.22)	$0.22
Diluted income (loss) per share	$(0.22)	$0.21
Weighted-average shares used in computing net income (loss) per common share:
Basic common shares	31,342	30,341
Fully-diluted common shares	31,342	31,410

Thermon Group Holdings, Inc. and Subsidiaries

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Return on Equity

(Unaudited, in Thousands except return on equity percentages)

Adjusted EBITDA and Return on Equity	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012
Net income (loss)	$(6,938)	$6,600
Interest expense, net	21,460	4,340
Income tax expense (benefit)	(2,437)	3,634
Depreciation and amortization expense	3,533	3,417
EBITDA-non-GAAP basis	$15,618	$17,991

Stock compensation expense	366	58
Expenses related to fiscal 2013 Shelf Registration	—	273
Adjusted EBITDA-non-GAAP basis	$15,984	$18,322

Adjusted EBITDA - Annualized for a full fiscal year	$63,936	$73,288

Average total shareholders' equity for the three month period ended June 30	$220,985	$194,663

Return on Equity - non-GAAP basis	29%	38%

Thermon Group Holdings, Inc. and Subsidiaries

Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted EPS

(Unaudited, in Thousands except earnings per share amounts)
Adjusted Net Income and Adjusted EPS	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Adjustment to:

GAAP Net income (loss)	$(6,938)	$6,600

Expenses related to 2012 Shelf Registration	—	273	Operating expense
Premium paid on redemption of long term debt	15,485	—	Loss on retirement of debt
Acceleration of unamortized debt costs	4,010	871	Loss on retirement of debt
Tax effect of financial adjustments	(5,068)	(401)	Income tax benefit
Adjusted Net Income (loss) -non-GAAP basis	$7,489	$7,343

Adjusted fully-diluted earnings per common share -non-GAAP basis	$0.23	$0.23

Fully-diluted common shares	31,991	31,410

Thermon Group Holdings, Inc. and Subsidiaries

Free cash flow per share

(Unaudited, in Thousands except free cash flow per share amounts)
Free cash flow per share	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012

Cash provided by operating activities	$6,161	$357

Less: Cash used for the purchase of property, plant and equipment	(617)	(1,268)
Free cash flow provided	$5,544	$(911)

Free cash flow provided per fully-diluted common share	$0.17	$(0.03)

Fully-diluted common shares	31,991	31,410